EX-99.IND PUB ACCT

Change in Independent Public Accountant

On April 21, 2022, the Audit Committee of the Board of Trustees of Investment Managers Series Trust II (the “Trust”) appointed Tait, Weller & Baker LLP (“Tait”) as the AXS De-SPAC ETF (the “De-SPAC ETF”) and the AXS Short De-SPAC ETF (the “Short De-SPAC ETF) (each a “Fund” collectively the “Funds”) independent registered public accounting firm upon the reorganization of the Predecessor Funds for the fiscal period ended September 30, 2022. Previously, Cohen & Company, Ltd. (“Cohen”) served as the independent registered public accounting firm to the Predecessor Funds.

Cohen’s report on the financial statements for the De-SPAC ETF for the period from May 18, 2021 through September 30, 2021 and for the Short De-SPAC ETF for the period from May 17, 2021 through September 30, 2021 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such period and the interim period of October 1, 2021 through April 21, 2022 (the “Interim Period”) there were no (i) disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such period, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the period prior to September 30, 2021 and the Interim Period, neither the Funds nor anyone on behalf of the Funds had consulted Tait on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of Tait does not reflect any disagreements with Cohen or dissatisfaction by the Funds, the Board, or the Audit Committee with the performance of Cohen.

December 9, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Investment Managers Series Trust II (AXS De-SPAC ETF and AXS Short De-SPAC ETF)

File no. 811-22894

Dear Sir or Madam:

We have read EX-99.IND PUB ACCT of Form N-CSR of AXS De-SPAC ETF and AXS Short De-SPAC ETF, dated December 9, 2022, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.